Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 30, 2021, with respect to the consolidated financial statements of The Beachbody Company Group, LLC included in the proxy statement/prospectus of Forest Road Acquisition Corp. that is made part of the Registration Statement (Amendment No. 2 to Form S-4 No. 333-253136) and related Prospectus of Forest Road Acquisition Corp. for the registration of its common stock.

/s/ Ernst & Young LLP

Los Angeles, California

May 3, 2021